SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

        Date of Report (Date of earliest event reported): March 7, 1997.


                       INTERMAGNETICS GENERAL CORPORATION
            (Exact name of registrant as specified in its charter.)

                       Commission File Number    1-11344
             New York                                        14-1537454
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                              Identification No.)

            450 Old Niskayuna Road,
            Latham, New York                          12110
  (Address of principal executive offices)          (Zip Code)

       Registrant's telephone number, including area code (518) 782-1122
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Item 5. Other Events


Intermagnetics General Corporation (the "Company") had revenues for its third quarter ended February 23, 1997 of $18,163,000 compared to revenues of $21,205,000 for the comparative period last year. Earnings for the 1997 period were $24,000 (no per share amount) compared to $725,000 ($0.06 per share) for the period last year. The reasons for the decline in revenues and earnings for the 1997 period are discussed below as are the following four recent events:
(1) the expected acquisition for cash and stock, as early as the week of March 10, of a privately-owned, profitable manufacturer and distributor of accessories used in Magnetic Resonance Imaging ("MRI") devices, (ii) the entering into a long-term non-exclusive sales arrangement with Pennzoil Products Company ("Pennzoil") for the Company's FRIGC FR-12 refrigerant in place of the previously existing exclusive sales contract with Pennzoil; (iii) the agreement of AlliedSignal, Inc. Refrigerants to manufacture that product domestically, providing the Company for the first time with a substantial domestic source of the product; and (iv) the Company's entering an extension through December, 2000 of its long-term supply agreement with Philips Medical Systems Nederlands B.V. ("Philips") pursuant to which the Company supplies Philips with superconductive MRI magnet systems of various field strengths for incorporation in Philip's proprietary MRI systems.

Except for the portion of this Item 5 under the heading "Acquisition", the remainder of this Item 5 consists of four press releases issued concurrently by the Company on March 7, 1997.

Corporate Revenues and Earnings

The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause actual results for its current fiscal year and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, the assumptions, risks, and uncertainties set forth in this report and the Company's other securities filings.

Intermagnetics General Corporation (AMEX:IMG) announced today that revenues for the third quarter were $18,163,000, down 14% from $21,205,000 in the previous year's third quarter. For the first nine months of the current fiscal year, revenues were $64,366,000, off 3% from $66,256,000 in the comparable period last year.

Earnings for the quarter declined from $725,000 ($0.06 per share) last year to $24,000 (no per share amount) in the current year. For the nine month period, earnings amounted to $1,904,000, or $0.15 per share, up 7% from last year's level of $1,783,000, or $0.15 per share (exclusive of non-operating gains on the sale of marketable securities). Including the gain on sale of securities, earnings for last year's nine month period were $2,575,500, or $0.21 per share.

The decline in earnings for the current quarter is due primarily to lower levels of sales and to increases in marketing as well as research and development expenses. Sales declines were experienced in wire products and refrigeration products, due generally to lower demand for such products. Gross margin as a percentage of sales improved from 25% in last year's quarter to 26.5% in the third quarter of the current year.

In an unrelated development, the Company announced that it had signed a Letter of Intent and is in the process of finalizing a definitive agreement to acquire a manufacturer of accessories used in MRI medical imaging systems. The to be acquired privately held company is expected to add several million dollars of profitable sales as well as expand Intermagnetics' product lines. Commenting on the pending acquisition, Carl H. Rosner, President and CEO stated, "We expect to complete this acquisition and announce details as early as next week. In addition to the obvious advantages of broadening our product and customer bases, we expect this acquisition to provide benefits to the commercialization and versatility of our recently announced IMiG-MRI<trademark> systems, targeted for sale to the medical and industrial markets." Finally, the Company has provided an additional $1,000,000 of funding in the form of convertible debt to Surrey Medical Imaging Systems, Ltd., located in England.


Acquisition.

The Company has reached an agreement in principle to acquire a privately-owned, profitable manufacturer and distributor (the "Target") of accessories for use in Magnetic Resonance Imaging ("MRI") devices, for cash and stock in a deal valued at $12.0 million. The parties anticipate that the acquisition could be completed as early as the week of March 10, 1997.

The acquisition is subject to several conditions, including negotiation of a definitive acquisition agreement and approval of the final transaction by the respective boards of directors. While the Company remains optimistic that it will complete the acquisition, there can be no assurances that the parties will reach a definitive agreement or otherwise meet the various contingencies to which the deal is subject.


Refrigerants - Pennzoil.

Intermagnetics General Corporation (AMEX:IMG) and its wholly-owned subsidiary InterCool Energy Corporation (ICE) announced today that the September 20, 1995 Master Distributor Agreement with Pennzoil Products Company (Pennzoil) of Houston, Texas has been modified to change Pennzoil's status from an exclusive to a non-exclusive distributor for FRIGC<reg-trade-mark> FR-12<trademark> refrigerant. The distributorship covers the territory of North America, including the U.S., Canada and Mexico.

InterCool Energy Corporation now plans to expand both the mobile and stationary distribution networks to meet the growing demand for an environmentally and cost effective alternative to ozone-layer damaging R-12, commonly known as FREON.

Carl H. Rosner, President of Intermagnetics said, "This change towards a multiplicity of distributors is another step toward achieving our goal of mass distribution of FRIGC FR-12. We believe it will enable InterCool to open new mobile air conditioning channels of distribution and at the same time increase our penetration of stationary market opportunities. With Pennzoil continuing as our lead distributor and the expansion of our distributor network, we are confident that our EPA accepted FR-12 refrigerant will become the industry quality standard as an R-12 (FREON) direct replacement refrigerant for many mobile and stationary air conditioning and refrigeration systems, on the basis of it being the most cost effective, efficient and environmentally acceptable product.

Refrigerants - AlliedSignal

Intermagnetics General Corporation (AMEX:IMG) announced today that its subsidiary InterCool Energy Corporation (ICE), working through Schenectady International, Inc. (SII), has established an agreement with AlliedSignal Inc. (NYSE:ALD) in which AlliedSignal will manufacture FRIGC<reg-trade-mark> FR-12<trademark> refrigerant for InterCool distribution into the North American mobile air conditioning market.

Robert Carr, Vice President of Schenectady International (SII), a multinational chemical company and contracted supplier of FRIGC FR-12 for InterCool, stated that SII is pleased to have facilitated the multi-million dollar FR-12 manufacturing agreement for InterCool with AlliedSignal. " Additionally, Carr said, "We believe that there will be a significant demand for FRIGC FR-12 this cooling season given the escalating price of FREON <reg-trade-mark> R12, and are pleased to have found a reliable domestic source."

The alliance calls for AlliedSignal Inc., a world leader in the production and supply of environmentally safer CFC substitutes for refrigeration, air conditioning, foam insulation, sterilization and precision cleaning applications, to begin the immediate production of FRIGC FR-12 at its ISO 9002/QS-9000 plant in Louisiana, for ready availability in the Spring and Summer of 1997 and beyond.

"We are delighted and very pleased about this initial agreement with AlliedSignal to manufacture FRIGC FR-12 for ICE. The agreement ensures a continuous, high quality product supply from a major domestic refrigerant manufacturer," said Carl H. Rosner, President and CEO of Intermagnetics.

AlliedSignal Inc. is an advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, chemicals, fibers, plastics and advanced materials. The Morris Township, New Jersey-based AlliedSignal is among the largest 75 companies on the Fortune 500 list, and it is one of the 30 companies included in the Dow Jones Industrial Average.

Schenectady International is a privately owned industrial chemical manufacturer, based in Schenectady, New York, with three United States manufacturing facilities, and 11 manufacturing plants in 10 countries elsewhere in the world. Its products are used in adhesives, rubber goods, coatings, electronics, plastics, detergents and automotive applications.

Magnetic Products - Philips

Intermagnetics General Corporation (AMEX:IMG) announced today that it had agreed with Philips Medical Systems (PMS) to extend the long-term MRI Magnet Supply Agreement through December, 2000. The extended agreement will make possible new product introductions of the "family" of compact light-weight internally shielded magnets developed successfully under the original term of the agreement. The new product introductions are intended to continue the market leadership and growth position established by PMS, in offering its customers the lowest life-cycle cost MRI systems based upon the present "family" of MRI magnet systems.

Intermagnetics' sales of MRI magnet products grew from approximately $19 Million in Fiscal Year 1993 to over $40 Million in Fiscal Year 1996.

Carl H. Rosner, Intermagnetics President and CEO, stated, "We are pleased with this vote of confidence in Intermagnetics by Philips. We look forward to continuing the excellent long-term business relationships that began in 1986 by working with Philips to expand our mutually beneficial growth of our respective businesses into the next century."
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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             INTERMAGNETICS GENERAL CORPORATION

Date: May 7, 1996                                By:   /s/Carl H. Rosner
                                                 Carl H. Rosner
                                                 President
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